SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                  JULY 25, 2002


                              KANSAS CITY SOUTHERN
                              --------------------
               (Exact name of company as specified in its charter)


          DELAWARE                      1-4717                  44-0663509
-----------------------------    --------------------   ------------------------
(State or other jurisdiction      (Commission file           (IRS Employer
      of incorporation)                  number)          Identification Number)


                427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)


                COMPANY'S TELEPHONE NUMBER, INCLUDING AREA CODE:
                                (816) 983 - 1303

                                 NOT APPLICABLE

          (Former name or former address if changed since last report)

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)        Exhibits

           EXHIBIT NO.      DOCUMENT

           (99)             Additional Exhibits

           99.1 Press Release issued by Kansas City Southern dated July 25, 2002 entitled, "Kansas City Southern Reports Substantial Improvement in Second Quarter and Year to Date 2002 Earnings", is attached hereto as Exhibit 99.1

           99.2             The following schedules are attached hereto as
                            Exhibit 99.2 - Kansas City Southern Railway
                            Operating Statements, Kansas City Southern
                            Railway Carloadings by Commodity, Kansas City Southern Consolidated Balance Sheets

ITEM 9.  REGULATION FD DISCLOSURE

Kansas City Southern ("KCS" or "Company") is furnishing under Item 9 of this Current Report on Form 8-K the information included as Exhibit 99.1 and Exhibit
99.2 of this report. Exhibit 99.1 is the Company's press release, dated July 25, 2002, announcing KCS's second quarter and year to date 2002 operating results. Included in Exhibit 99.2 are schedules regarding certain financial information discussed at the Company's second quarter 2002 meeting and conference call.

The information  included in this Current Report on Form 8-K,  including Exhibit
99.1 and Exhibit 99.2, is furnished pursuant to Item 9 and shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Kansas City Southern

Date: July 30, 2002                     By:       /S/  LOUIS G. VAN HORN
                                         ---------------------------------------
                                                     Louis G. Van Horn
                                              Vice President and Comptroller
                                              (Principal Accounting Officer)

EXHIBIT 99.1

KANSAS CITY SOUTHERN                                               PRESS RELEASE
427 WEST 12TH STREET, KANSAS CITY, MISSOURI 64105               NYSE SYMBOL: KSU

Date:                  July 25, 2002

Media Contact:         William H. Galligan               Phone:     816/983-1551
                       william.h.galligan@kcsr.com       Fax:       816/983-1590

KANSAS CITY SOUTHERN REPORTS SUBSTANTIAL IMPROVEMENT IN SECOND QUARTER AND YEAR TO DATE 2002 EARNINGS

EARNINGS ANALYSIS & COMMENTARY

Kansas City Southern ("KCS" or the "Company") reported net income of $14.5 million (23(cent) per diluted share) for the second quarter of 2002, more than triple the $4.7 million (8(cent) per diluted share) reported for the second quarter of 2001. This $9.8 million quarter to quarter increase resulted from a $6.9 million decline in consolidated operating expenses, a $4.0 million decrease in interest expense, a $3.3 million increase in other income and an $8.1 million increase in equity in earnings from Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"). These factors, which led to an increase in net income, were reduced by a $5.3 million decline in consolidated revenue, a $1.6 million decrease in equity in earnings (losses) from other unconsolidated affiliates and a $2.9 million increase in the income tax provision. Net income for the second quarter of 2002 also includes extraordinary debt retirement costs of $2.7 million (after-tax) associated with the early retirement of term debt in June 2002.

For the six months ended June 30, 2002, net income was $26.2 million (42(cent) per diluted share) compared to $10.6 million (17(cent) per diluted share) for the six months ended June 30, 2001. This $15.6 million period to period increase was due to an $8.9 million increase in domestic operating income, a $1.8 million increase in equity in earnings from Grupo TFM, a $7.9 million decline in interest expense, a $6.7 million increase in other income and a $4.4 million gain realized on the sale of Mexrail, Inc. ("Mexrail") to KCS's affiliate in Mexico, TFM, S.A. de C.V. ("TFM"). These items were partially offset by a $1.6 million decline in equity in earnings (losses) from other unconsolidated affiliates and a $10.2 million increase in the income tax provision.
Additionally, net income for the first six months of 2002 includes the extraordinary debt retirement costs discussed above. Equity in earnings for the six months ended June 30, 2001 reflect the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Net income for year to date 2001 includes a $0.4 million charge relating to the implementation of Statement of Financial Accounting Standard No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). This charge is presented as a cumulative effect of an accounting change for year to date 2001.

Diluted earnings per share information is as follows:

                                                                      SECOND QUARTER                      YEAR TO DATE
                                                                ---------------------------       -----------------------------
                                                                   2002            2001              2002              2001
                                                                -----------     -----------       -----------       -----------

  U.S. operations                                               $    0.13       $    0.07         $    0.31         $    0.07
  Grupo TFM and PCRC (includes allocated interest)                   0.14            0.01              0.15              0.11
                                                                ----------      -----------       -----------       -----------
INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT
 OF ACCOUNTING CHANGE                                                0.27            0.08              0.46              0.18
Extraordinary debt retirement costs, net of income taxes            (0.04)             -              (0.04)               -
Cumulative effect of accounting change,
   net of income taxes                                                 -               -                 -              (0.01)
                                                                ----------      -----------       -----------       -----------
      Diluted earnings per share - Net income                   $    0.23       $    0.08         $    0.42         $    0.17
                                                                -----------     -----------       -----------       -----------

SECOND QUARTER

Operating income for the quarter ended June 30, 2002 increased $1.6 million to $14.5 million compared to $12.9 million for the second quarter of 2001 as a $6.9 million decline in operating expenses more than offset a $5.3 million decline in revenue quarter to quarter. Revenue from the Company's principal subsidiary, The Kansas City Southern Railway Company ("KCSR") declined $3.9 million compared with the prior year quarter due to lower coal and automotive revenue, partially offset by an increase in chemical and petroleum products, agriculture and minerals, paper and forest products and intermodal revenue. Revenue improvements for these commodity groups were driven primarily by rate increases, increased length of haul and traffic volume gains for certain commodities. Coal revenue declined primarily as a result of a rate reduction at a major customer, which took effect on January 1, 2002, as well as lower volume related to the expiration of another coal customer's contract. Automotive revenue was lower due to the loss of Ford business, which occurred in the second half of 2001. Revenue from other subsidiaries decreased approximately $1.4 million quarter to quarter due to demand driven volume declines. Second quarter 2002 costs and expenses for KCSR were $5.6 million lower compared to the prior year quarter resulting mostly from declines in costs for compensation, fuel, car hire, purchased services and casualties. These factors resulted in a lower operating ratio for KCSR, which improved to 86.5% for the quarter ended June 30, 2002 compared to 88.1% for the same period in 2001.

The Company's equity in earnings from Grupo TFM increased approximately $8.1 million quarter to quarter. Exclusive of the results from Mexrail, which was consolidated into Grupo TFM effective April 1, 2002, second quarter 2002 Grupo TFM revenues improved 1% compared to the second quarter of 2001 and operating expenses were 8% lower (under accounting principles generally accepted in the United States of America - "U.S. GAAP"). Second quarter 2002 results for Grupo TFM include a $27.8 million deferred tax benefit (calculated under U.S. GAAP) compared to a deferred tax expense of $2.9 million in the second quarter of 2001. This variance was caused by a weakening of the peso exchange rate as well as tax benefits derived from the impact of Mexican inflation. The fluctuation in the peso exchange rate also contributed to an $18.4 million exchange loss for the second quarter of 2002 compared to an exchange gain of $1.1 million in the second quarter of 2001. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards ("IAS").

KCS's consolidated second quarter 2002 interest expense decreased $4.0 million (28%) from the prior year quarter as a result of lower interest rates and lower overall debt balances. Other items affecting the Company's second quarter results include a gain of approximately $3.5 million on the sale of certain non-operating property at a smaller subsidiary, which is reflected as other income.

During the second quarter, the Company refinanced approximately $200 million of term debt and other secured indebtedness using proceeds received from the private placement of $200 million of 7 1/2% senior notes due June 15, 2009 ("Note Offering"). In conjunction with the Note Offering, the Company amended and restated its credit agreement. KCS reported an extraordinary charge of $2.7 million (after-tax) related to this refinancing transaction.

YEAR TO DATE

For the first six months of 2002, KCS's operating income rose $8.9 million as a result of lower operating expenses, which declined $15.7 million (6%) compared to the first six months of 2001, partially offset by a $6.8 million (2%) decline in consolidated revenue period to period. KCSR's year to date 2002 revenue dropped $3.7 million compared to year to date 2001. Similar to the second quarter, this decline resulted primarily from lower coal and automotive revenue, partially offset by higher revenue for chemical and petroleum products, agriculture and minerals, paper and forest products and intermodal business. Revenue from other subsidiaries decreased approximately $3.1 million period to period due to demand driven volume declines. KCSR's year to date 2002 costs and expenses were $15.0 million lower compared to the prior year period resulting mostly from declines in costs for compensation, fuel, car hire and casualties, partially offset by higher fringe benefit costs. KCSR's operating ratio was 86.9% for the first six months of 2002 compared to 91.1% for the same period in 2001.

The Company's equity in earnings from Grupo TFM increased approximately $1.8 million period to period. In 2001, however, equity in earnings reflected the Company's proportionate share ($9.1 million) of the income recorded by Grupo TFM relating to the reversion of certain concession assets to the Mexican government. Exclusive of this 2001 income, KCS's year to date 2002 equity in earnings from Grupo TFM increased $10.9 million compared to same period last year. Exclusive of Mexrail's results for year to date 2002, Grupo TFM's revenue improved nearly 1% compared to year to date 2001 and operating expenses (under U.S. GAAP) were 5% lower (exclusive of the 2001 reversion income). For the six months ended June 30, 2002, Grupo TFM's results include a $31.3 million deferred tax benefit (calculated under U.S. GAAP) compared to a deferred tax expense of $24.6 million in the same period in 2001. This variance was caused by several factors, including a deferred tax expense recorded in 2001 related to the income from the line reversion, the weakening of the peso exchange rate, as well as tax benefits derived from the impact of Mexican inflation in 2002. The fluctuation in the peso exchange rate also contributed to a $17.6 million exchange loss for year to date 2002 compared to an exchange gain of $4.2 million for the same period in 2001.

KCS's consolidated year to date interest expense decreased $7.9 million (27%) from the same prior year period as a result of lower interest rates and lower overall debt balances. Other items affecting the Company's year to date results include a gain of approximately $6.8 million on the sale of certain non-operating property at a smaller subsidiary, which is reported as other income, and a gain on the sale of Mexrail of approximately $4.4 million. The gain from the sale of Mexrail is presented as a separate item in the accompanying financial statements.

BUSINESS ANALYSIS AND OUTLOOK FROM THE CHAIRMAN

Michael R. Haverty, KCS's Chairman, President and Chief Executive Officer said, "we have been able to improve our bottom line in 2002 and pay down debt despite the continued economic distress in North America and its impact on revenue. Efforts to maintain our cost structure have proven effective as operating income for both second quarter and year to date 2002 has increased compared to those same periods in 2001, despite revenue declines in both periods. Revenue for the second quarter and year to date, while improved for certain commodity groups, was below our expectations. The cause of the revenue declines, as pointed out in recent periods, was primarily due to lower coal revenue arising from a rate reduction at one coal customer and the loss of business from another coal customer. Also contributing to the revenue decline was the loss of automotive traffic with Ford. Revenue gains experienced in other commodity groups were obtained mostly through targeted rate increases, favorable changes in traffic patterns and certain traffic volume improvements.

During 2002, Grupo TFM has been the most profitable part of our business and provided a significant contribution to our net income. Grupo TFM revenue continues to grow, while TFM management has been able to maintain effective control over its costs. This is a tremendous accomplishment in such a tough economic environment and shows the strong leadership of the Grupo TFM management team. We, along with our partner, Grupo TMM, are in the final stages of completing the purchase of the Mexican government's 24.6% ownership in Grupo TFM through TFM. Our call option expires on July 31, 2002 and we expect this transaction to be completed on or prior to that date. We are excited about increasing our ownership position in Grupo TFM, which, we believe, has become a rail transportation leader in North America.

The Company has reduced its debt balance by approximately $33 million during the second quarter of 2002 and by $92 million during the course of the last twelve months, resulting in a debt balance below $600 million. In June 2002, we issued $200 million of seven-year 7 1/2% senior notes. This successful debt offering provides stability for our current and future capital structure. The ability to reduce our debt structure and secure a favorable note offering in a weak economy demonstrates our commitment to achieving and maintaining an efficient capital structure.

On July 14, 2002, we implemented our Management Control System ("MCS") on KCSR. This state-of-the-art transportation computer system will allow management to more effectively control and schedule the operations of the railroad and provide customers with an effective tracking mechanism. While we are experiencing the normal start-up growing pains, we are excited to have MCS in place and look forward to the efficiencies and cost savings it is expected to provide.

As we face the future, we must increase our revenue base and continue to control expenses. Even in these uncertain economic times, we believe that opportunities exist to grow revenue. We will continue to implement targeted rate increases when possible and increase traffic volumes with new as well as existing customers. And when the economy does show consistent growth, we believe KCS is well positioned to turn future revenue growth into increased profitability. We appreciate the confidence that our shareholders have placed in us during these times of economic volatility and we are as committed as ever to rewarding that confidence through continued growth and by maximizing the potential of our NAFTA rail network."

KCS IS COMPRISED OF, AMONG OTHERS, THE KANSAS CITY SOUTHERN RAILWAY COMPANY ("KCSR") AND EQUITY INVESTMENTS IN GRUPO TFM, SOUTHERN CAPITAL CORPORATION ("SOUTHERN CAPITAL") AND PANAMA CANAL RAILWAY COMPANY ("PCRC").

THIS PRESS RELEASE INCLUDES STATEMENTS CONCERNING POTENTIAL FUTURE EVENTS INVOLVING THE COMPANY, WHICH COULD MATERIALLY DIFFER FROM THE EVENTS THAT ACTUALLY OCCUR. THE DIFFERENCES COULD BE CAUSED BY A NUMBER OF FACTORS INCLUDING THOSE FACTORS IDENTIFIED IN COMPANY'S DECEMBER 31, 2001 FORM 10-K AND THE CURRENT REPORT ON FORM 8-K DATED DECEMBER 11, 2001, EACH FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") (COMMISSION FILE NO. 1-4717). THE COMPANY WILL NOT UPDATE ANY FORWARD-LOOKING STATEMENTS IN THIS PRESS RELEASE TO REFLECT FUTURE EVENTS OR DEVELOPMENTS.

                        (FINANCIAL INFORMATION ATTACHED)

                                             KANSAS CITY SOUTHERN
                                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                 (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                  (UNAUDITED)

                                                                                   THREE MONTHS                   SIX MONTHS
                                                                                  ENDED JUNE 30,                ENDED JUNE 30,
                                                                             -------------------------       ----------------------
                                                                               2002            2001            2002          2001
                                                                             ---------       ---------       ---------    ---------
     REVENUES                                                                $  137.9        $  143.2        $  280.4     $  287.2
     Costs and expenses                                                         108.8           115.8           223.0        239.3
     Depreciation and amortization                                               14.6            14.5            29.5         28.9
                                                                             ---------       ---------       ---------    ---------
     OPERATING INCOME                                                            14.5            12.9            27.9         19.0

     Equity in net earnings (losses) of unconsolidated affiliates:
     Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. (PRELIMINARY)       13.0             4.9            17.8         16.0
     Other                                                                       (1.3)            0.3            (1.2)         0.4
     Gain on sale of Mexrail, Inc.                                                  -               -             4.4            -
     Interest expense                                                           (10.5)          (14.5)          (21.8)       (29.7)
     Other income                                                                 4.4             1.1             8.8          2.1
                                                                             ---------       ---------       ---------    ---------

     INCOME BEFORE INCOME TAXES, EXTRAORDINARY ITEM AND
         CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                  20.1             4.7            35.9          7.8
     Income tax provision (benefit)                                               2.9               -             7.0         (3.2)
                                                                             ---------       ---------       ---------    ---------
     INCOME BEFORE EXTRAORDINARY ITEM AND CUMULATIVE EFFECT OF ACCOUNTING
     CHANGE                                                                      17.2             4.7            28.9         11.0
     Extraordinary item, net of income taxes                                     (2.7)              -            (2.7)           -
     Cumulative effect of accounting change, net of income taxes                    -               -               -         (0.4)
                                                                             ---------       ---------       ---------    ---------
     NET INCOME                                                              $   14.5        $    4.7        $   26.2     $   10.6
                                                                             =========       =========       =========    =========

     PER SHARE DATA:

     Basic Weighted Average Common shares outstanding (IN THOUSANDS)            60,095          58,380          59,918      58,321


     Basic Earnings (Loss) per Common share
            Income before extraordinary item and cumulative effect of
              accounting change                                              $    0.28        $   0.08       $    0.48    $   0.19
            Extraordinary item, net of income taxes                              (0.04)             -            (0.04)         -
            Cumulative effect of accounting change                                  -               -               -        (0.01)
                                                                             ---------       ---------       ---------    ---------
         Net Income                                                          $    0.24        $   0.08       $    0.44    $   0.18
                                                                             =========       =========       =========    =========



     Diluted Weighted Average Common shares outstanding (IN THOUSANDS)          62,327          60,916          62,066      60,849


     Diluted Earnings (Loss) per Common share

            Income before extraordinary item and cumulative effect of
             accounting change                                               $    0.27       $    0.08       $    0.46        0.18
            Extraordinary item, net of income taxes                              (0.04)             -            (0.04)         -
            Cumulative effect of accounting change                                  -               -               -        (0.01)
                                                                             ---------       ---------       ---------    ---------
     Net Income                                                              $    0.23       $    0.08       $    0.42    $   0.17
                                                                             =========       =========       =========    =========


EXHIBIT 99.2

KANSAS CITY SOUTHERN RAILWAY
OPERATING STATEMENTS
DOLLARS IN MILLIONS

                                        SECOND QUARTER         SECOND QUARTER              YEAR TO DATE          YEAR TO DATE
                                             2002                   2001                   JUNE 30, 2002         JUNE 30, 2001
                                      -------------------    -------------------        --------------------   -------------------
Revenues

    Freight Revenue                        $        89.8          $        82.9               $       176.7         $       166.4
    Intermodal and Automotive Revenue               15.1                   18.0                        29.3                  36.6
    Unit Coal Revenue                               20.9                   27.6                        49.2                  54.5
    Haulage Revenue                                  3.4                    3.3                         6.5                   6.3
    Other Revenue                                    7.1                    8.4                        15.0                  16.6
                                      -------------------    -------------------        --------------------   -------------------
      Total Revenues                               136.3                  140.2                       276.7                 280.4
                                      -------------------    -------------------        --------------------   -------------------

Operating Expenses
    Compensation                                    31.3                   32.2                        64.6                  67.6
    Fringe Benefits                                 14.1                   14.1                        28.9                  26.4
    Fuel                                             9.3                   11.4                        18.8                  23.8
    Material and Supplies                            7.9                    7.3                        15.7                  14.6
    Car Hire                                         4.1                    5.7                         9.3                  12.2
    Purchased Services                              11.3                   12.5                        23.1                  23.5
    Casualties & Insurance                           6.5                    7.4                        14.0                  21.8
    Other                                            2.7                    1.9                         4.7                   5.0
                                      -------------------    -------------------        --------------------   -------------------
      Net Operating Expenses                        87.2                   92.5                       179.1                 194.9
                                      -------------------    -------------------        --------------------   -------------------

Fixed Expenses
    Leases, Net                                     13.4                   13.9                        26.4                  27.3
    Depreciation                                    13.7                   13.6                        27.6                  27.0
    Taxes (Other Than Income)                        3.7                    3.6                         7.3                   6.2
                                      -------------------    -------------------        --------------------   -------------------
      Total Fixed Expenses                          30.8                   31.1                        61.3                  60.5
                                      -------------------    -------------------        --------------------   -------------------
    Total Expenses                                 118.0                  123.6                       240.4                 255.4
                                      -------------------    -------------------        --------------------   -------------------
Operating Income                           $        18.3          $        16.6               $        36.3         $        25.0
                                      ===================    ===================        ====================   ===================


KANSAS CITY SOUTHERN RAILWAY
CARLOADINGS BY COMMODITY - YEAR TO DATE JUNE 30, 2002
DOLLARS IN THOUSANDS

              CARLOADINGS                                                                     REVENUE

         Year to Date               %                                                   Year to Date                %
------------------------------                                                   ----------------------------
    2002             2001         Change                                            2002            2001          Change
--------------   -------------   ---------                                       ------------   -------------   -----------

                                                COAL

      103,095          92,314      11.7%         Unit Coal                        $   49,206       $  54,515         (9.7)%
        2,012           2,404     (16.3)%        Other Coal                            1,082           1,347        (19.7)%
--------------   -------------                                                   ------------   -------------
      105,107          94,718      11.0%                     Total                    50,288          55,862        (10.0)%
-------------    -------------                                                   ------------   -------------

                                               CHEMICAL & PETROLEUM PRODUCTS

        3,213           3,591     (10.5)%         Agri Chemicals                       2,337           2,846        (17.9)%
        6,828           5,661      20.6%          Gases                                6,707           5,165         29.9%
       11,392          11,387       0.0%          Organic                             11,530          11,350          1.6%
       10,236           9,661       6.0%          Inorganic                           10,865           9,949          9.2%
       27,153          33,930     (20.0)%         Petroleum                           19,654          20,444         (3.9)%
       14,879          13,639       9.1%          Plastics                            14,579          13,652          6.8%
--------------   -------------                                                   ------------   -------------
       73,701          77,869      (5.4)%                    Total                    65,672          63,406          3.6%
--------------   -------------                                                   ------------   -------------

                                               AGRICULTURE AND MINERALS


       24,265          24,496      (0.9)%         Domestic Grain                      17,167          16,449          4.4%
        7,446           5,049      47.5%          Export Grain                         5,574           3,198         74.3%
       13,855          13,209       4.9%          Food Products                       11,428          10,651          7.3%
       11,047          11,585      (4.6)%         Ores and Minerals                    6,181           6,294         (1.8)%
        7,801           7,556       3.2%          Stone, Clay & Glass                  6,034           5,576          8.2%
--------------   -------------                                                   ------------   -------------
       64,414          61,895       4.1%                     Total                    46,384          42,168         10.0%
--------------   -------------                                                   ------------   -------------

                                               PAPER & FOREST PRODUCTS

       42,629          41,031       3.9%          Pulp/Paper                          31,966          28,435         12.4%
        2,926           3,420     (14.4)%         Scrap Paper                          1,730           1,772         (2.4)%
       17,104          17,732      (3.5)%         Pulpwood/Logchips                    6,961           7,397         (5.9)%
       13,766          12,824       7.3%          Lumber/Plywood                      12,606          11,071         13.9%
        8,944          11,289     (20.8)%         Metal/Scrap                          7,542           8,730        (13.6)%
        3,499           3,375       3.7%          Military/Other Carloads              5,275           4,429         19.1%
--------------   -------------                                                   ------------   -------------
       88,868          89,671      (0.9)%                    Total                    66,080          61,834          6.9%
--------------   -------------                                                   ------------   -------------

                                               INTERMODAL & AUTOMOTIVE

        9,481          23,743     (60.1)%         Automotive                           6,328          14,699        (56.9)%
      128,790         126,573       1.8%          Intermodal                          22,990          21,859          5.2%
--------------   -------------                                                   ------------   -------------
      138,271         150,316      (8.0)%                    Total                    29,318          36,558        (19.8)%
--------------   -------------                                                   ------------   -------------

      470,361         474,469      (0.9)%      TOTAL FOR BUSINESS UNITS              257,742         259,828         (0.8)%

       18,128          17,204       5.4%       HAULAGE                                 6,482           6,291          3.0%

       (3,523)         (4,997)     29.5%       Adjustments                            (2,540)         (2,352)        (8.0)%
--------------   -------------                                                   ------------   -------------

      484,966         486,676      (0.4)%                    TOTAL                $  261,684       $ 263,767         (0.8)%
==============   =============                                                   ============   =============

 KANSAS CITY SOUTHERN RAILWAY
 CARLOADINGS BY COMMODITY - SECOND QUARTER 2002
 DOLLARS IN THOUSANDS

              CARLOADINGS                                                                     REVENUE

       Second Quarter               %                                                   Second Quarter              %
------------------------------                                                   ----------------------------
    2002             2001         Change                                            2002            2001          Change
--------------   -------------   ---------                                       ------------   -------------   -----------

                                                COAL
       45,503          47,120       (3.4)%        Unit Coal                        $  20,925       $  27,574       (24.1)%
        1,131           1,151       (1.7)%        Other Coal                             623             672        (7.3)%
--------------   -------------                                                   ------------   -------------
       46,634          48,271       (3.4)%                                            21,548          28,246       (23.7)%
--------------   -------------                                                   ------------   -------------

                                               CHEMICAL & PETROLEUM PRODUCTS
        1,392           1,722      (19.2)%        Agri Chemicals                         933           1,408       (33.7)%
        3,588           2,866       25.2%         Gases                                3,588           2,563        40.0%
        5,978           5,675        5.3%         Organic                              6,106           5,656         8.0%
        5,372           4,869       10.3%         Inorganic                            5,707           5,062        12.7%
       14,066          14,938       (5.8)%        Petroleum                           10,004           9,666         3.5%
        7,425           6,644       11.8%         Plastics                             7,463           6,479        15.2%
--------------   -------------                                                   ------------   -------------
                                     3.0%                     Total
       37,821          36,714                                                         33,801          30,834         9.6%
--------------   -------------                                                   ------------   -------------

                                               AGRICULTURE AND MINERALS
       12,141          12,435       (2.4)%        Domestic Grain                       8,779           8,233         6.6%
        2,531           1,867       35.6%         Export Grain                         1,763             906        94.6%
        6,572           6,940       (5.3)%        Food Products                        5,429           5,639        (3.7)%
        5,991           5,970        0.4%         Ores and Minerals                    3,353           3,228         3.9%
        4,139           3,833        8.0%         Stone, Clay & Glass                  3,222           2,853        12.9%
--------------   -------------                                                   ------------   -------------
       31,374          31,045        1.1%                     Total                   22,546          20,859         8.1%
--------------   -------------                                                   ------------   -------------

                                               PAPER & FOREST PRODUCTS
       22,060          20,450        7.9%         Pulp/Paper                          16,813          14,468        16.2%
        1,383           1,772      (22.0)%        Scrap Paper                            833             922        (9.7)%
        8,318           9,062       (8.2)%        Pulpwood/Logs/Chips                  3,262           3,768       (13.4)%
        6,968           6,833        2.0%         Lumber/Plywood                       6,491           5,953         9.0%
        4,695           5,208       (9.9)%        Metal/Scrap                          4,076           4,160        (2.0)%
        1,611           1,918      (16.0)%        Military/Other carloads              2,668           2,499         6.8%
--------------   -------------                                                    ------------   -------------
       45,035          45,243       (0.5)%                    Total                   34,143          31,770         7.5%
--------------   -------------                                                   ------------   -------------

                                               INTERMODAL & AUTOMOTIVE
        3,710          12,198      (69.6)%        Automotive                           2,823           7,583       (62.8)%
       67,574          61,294       10.2%         Intermodal                          12,196          10,395        17.3%
--------------   -------------                                                   ------------   -------------
       71,284          73,492       (3.0)%                    Total                   15,019          17,978       (16.5)%
--------------   -------------                                                   ------------   -------------


      232,148         234,765       (1.1)%     TOTAL FOR BUSINESS UNITS              127,057         129,687        (2.0)%

        9,852           8,589       14.7%      HAULAGE                                 3,375           3,265         3.4%

       (1,461)         (2,833)      48.4%      Adjustments                            (1,274)         (1,169)       (9.0)%
--------------   -------------                                                   ------------   -------------

      240,539         240,521        0.0%                     TOTAL                $ 129,158       $ 131,783        (2.0)%
==============   =============                                                   ============   =============



KANSAS CITY SOUTHERN                                                                                   -----------------------
CONSOLIDATED BALANCE SHEETS                                                                               PRELIMINARY
(DOLLARS IN MILLIONS)                                                                                  -----------------------


                                                                      JUNE 30, 2002                       DECEMBER 31, 2001
                                                                 -----------------------               -----------------------
                                                                       (UNAUDITED)
ASSETS

  Cash                                                                      $       23.5                          $        4.7
  Accounts receivable                                                              131.5                                 130.0
  Inventories                                                                       30.6                                  27.9
  Other current assets                                                              36.1                                  71.8
                                                                  -----------------------               -----------------------
     Total current assets                                                          221.7                                 254.4

  Investments held for operating purposes                                          394.7                                 386.8
  Properties, net of depreciation                                                1,329.9                               1,327.4
  Other assets                                                                      33.2                                  42.3
                                                                  -----------------------               -----------------------

     Total assets                                                           $    1,979.5                          $    2,010.9
                                                                  =======================               =======================

LIABILITIES AND STOCKHOLDERS' EQUITY

  Current portion of long-term debt                                         $       10.3                          $       46.7
  Accounts payable                                                                  43.4                                  50.4
  Accrued liabilities                                                              161.9                                 160.4
                                                                  -----------------------               -----------------------
     Total current liabilities                                                     215.6                                 257.5

  Long-term debt                                                                   584.7                                 611.7
  Deferred income taxes                                                            368.0                                 370.2
  Other                                                                             98.5                                  91.2
  Stockholders' equity                                                             712.7                                 680.3
                                                                  -----------------------               -----------------------

    Total liabilities and stockholders' equity                              $    1,979.5                          $    2,010.9
                                                                  =======================               =======================


